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                                                                     Exhibit 5.2


                                 June 19, 2001



Impac Mortgage Holdings, Inc.
1401 Dove Street
Newport Beach, California  92660


Ladies and Gentlemen:

     This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company") of 2,118,644 shares of its common stock, par value $0.01 per share (the "Shares").

     In connection with rendering this opinion, we have examined the Company's Articles of Incorporation, as amended and supplemented to date, Bylaws, as amended to date, records of the Company's corporate proceedings, the Registration Statement, and such other certificates, records, and documents as considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America and the State of Maryland.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement, will be duly and validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

                                                        Very truly yours,

                                                        /s/ McKee Nelson LLP